Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS YEAR END 2009 FINANCIAL RESULTS

PALO ALTO, Calif., March 4, 2010 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the year ended December 31, 2009.  The net loss for the year 2009 was $76.5 million compared to a net loss of $86.5 million for the year ended December 31, 2008.

Affymax recognized revenue for the year ended December 31, 2009 of $114.9 million compared to $82.9 million for the year ended December 31, 2008.  The increase in revenue was the result of higher collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited (Takeda), under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the year ended December 31, 2009 were $157.1 million compared to $137.5 million for the year ended December 31, 2008. The increase was primarily due to expenses associated from a full year of Phase 3 clinical development of Hematide™ (peginesatide) in chronic renal failure.

General and administrative expenses for the year ended December 31, 2009 were $36.7 million compared to $34.1 million for the year ended December 31, 2008 primarily due to higher legal fees.

The company’s year end cash, investments and receivable from Takeda was $187.1 million, which includes proceeds from the company’s $80.6 million sale of common stock in a follow-on offering completed in November 2009.

Guidance

In 2010, the company plans to announce pivotal Phase 3 clinical trial results and to submit a New Drug Application (NDA) for Hematide.  With respect to total operating expenses prior to Takeda reimbursement, Affymax expects a significant reduction in Phase 3 clinical trial costs, the majority of which is offset by expenses associated with NDA preparation activities, increase of API manufacturing and expansion of our commercial capabilities. While Affymax expects lower total operating expenses for 2010 relative to 2009, the company expects 2010 operating expenses, net of Takeda reimbursement, to be relatively flat compared to 2009, in a range of approximately $100 — 110 million (excluding stock-based compensation), due primarily to a lower reimbursement rate for eligible commercial-related expenses and the timing of payments following shipment of API under our 2006 collaboration with Takeda.

Affymax expects to have cash, investments and receivable from Takeda of approximately $75 - 85 million at December 31, 2010. This estimate includes the expected receipt of a $30 million milestone payment from Takeda in conjunction with database lock in the Phase 3 program and $5 million milestone payment from Takeda in conjunction with the initiation of the Phase 3 trial of Hematide in Japan. The 2010 estimate also anticipates the payment of almost all of $39.5 million in accrued clinical trial costs at December 31, 2009 as well as the repayment of a $9.2 million loan from UBS for auction rate securities that is expected to be due upon sale of auction rate securities back to UBS in mid-2010.

We expect cash resources, on-going Takeda reimbursement and receipt of the $20 million milestone payment from Takeda upon acceptance of the NDA by the Food and Drug Administration to fund our operations until late 2011. Under the terms of our 2006 collaboration with Takeda, we are eligible to receive a $95 million milestone upon approval of the NDA by the FDA.

In calendar 2010, the company anticipates accomplishing the following milestones:

•                  Announcement of safety and efficacy results from four Phase 3 clinical trials of Hematide

•                  Data presentation on Hematide at several medical/scientific conferences

•                  Submission of a New Drug Application for Hematide

The company intends to begin a quiet period at some point during the second quarter in connection with the analysis of data from the first of the Phase 3 clinical trials, and this period will continue until the announcement of top-line results.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™ (peginesatide), is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, the milestones expected to be accomplished in the next 12 months, the continuation and success of the Company’s collaboration with Takeda, including the ability to achieve and timing of any projected milestone payments, the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$125,296	$24,046
Restricted cash	11	11
Short-term investments	35,292	70,673
Receivable from Takeda	18,561	21,688
Income taxes receivable	1,443	2,665
Deferred tax assets	1,443	1,351
Prepaid expenses and other current assets	8,693	6,647
Total current assets	190,739	127,081
Property and equipment, net	5,469	6,952
Restricted cash	1,135	1,135
Long-term investments	7,978	22,945
Deferred tax assets, net of current	5,797	5,889
Other assets	392	3,718
Total assets	$211,510	$167,720

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$464	$614
Accrued liabilities	12,594	9,831
Accrued clinical trial expenses	39,499	27,806
Income taxes payable	—	163
Deferred revenue	71,972	54,930
UBS loan	9,192	—
Capitalized lease obligations, current	—	7
Total current liabilities	133,721	93,351
Deferred revenue, net of current	—	54,915
Long-term income tax liability	9,425	9,400
Other long-term liabilities	1,459	1,070
Total liabilities	144,605	158,736

Stockholders’ equity
Common stock	24	15
Additional paid-in capital	441,795	306,828
Deferred stock-based compensation	—	(4)
Accumulated deficit	(374,859)	(298,328)
Accumulated other comprehensive income (loss)	(55)	473
Total stockholders’ equity	66,905	8,984
Total liabilities and stockholders’ equity	$211,510	$167,720

AFFYMAX, INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
Collaboration revenue	$114,883	$82,162	$44,303
License and royalty revenue	16	689	33
Total revenue	114,899	82,851	44,336
Operating expenses
Research and development	157,125	137,492	69,398
General and administrative	36,716	34,090	24,075
Total operating expenses	193,841	171,582	93,473
Loss from operations	(78,942)	(88,731)	(49,137)
Interest income	934	4,545	11,393
Interest expense	(105)	(609)	(14)
Other income (expense), net	171	(1,433)	46
Net loss before provision (benefit) for income taxes	(77,942)	(86,228)	(37,712)
Provision (benefit) for income taxes	(1,411)	282	5,357
Net loss	$(76,531)	$(86,510)	$(43,069)
Net loss per common share:
Basic and diluted	$(4.06)	$(5.68)	$(2.88)
Weighted-average number of common shares used in computing basic and diluted net loss per common share	18,865	15,220	14,941

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